D R A F T


                            Rosebud Energy Corp.
                               Balance Sheet
                               As of 12/31/01


CURRENT CASH ASSETS:

Rosebud Fee Acct. - US Bank                          $         282.00
Rosebud Operating Acct. - US Bank                           83,725.18
Rosebud Legal Fee Acct. - US Bank                            2,835.19
Rosebud FBO JPS Acct. - US Bank                                756.16
                                                    ------------------

TOTAL CASH                                                                           $ 87,598.53

TOTAL CURRENT ASSETS                                                                 $ 87,598.53

PROPERTY, PLANT AND EQUIPMENT:
Land                                                         1,000.00
Office Furniture and Fixtures                                9,610.58
Computer Equipment and Software                             10,424.94
Accum. Deprec.                                            (15,166.49)
                                                    ------------------

TOTAL PROPERTY, PLANT AND EQUIPMENT                                                  $  5,869.03

OTHER ASSETS:
Other Receivable - RDO                                     841,283.51
Other Investments                                     (10,982,466.52)
                                                    ------------------
TOTAL OTHER ASSETS                                                              $(10,141,183.01)

                                                                          -----------------------

TOTAL ASSETS                                                                    $(10,047,715.45)
                                                                          =======================


                                                                  D R A F T

                            Rosebud Energy Corp.
                               Balance Sheet
                               As of 12/31/01


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Other Payable                                                              $ 995,008.69
                                                                  ----------------------

TOTAL CURRENT LIABILITIES                                                                                 $ 995,008.69
                                                                                             --------------------------

TOTAL LIABILITIES                                                                                         $ 995,008.69

SHAREHOLDERS' EQUITY:
Shareholders' Equity                                                    $(5,813,009.36)
Retained Earnings                                                        (4,676,292.38)
YTD Net Income                                                             (553,422.40)

                                                                  ----------------------

TOTAL SHAREHOLDERS' EQUITY                                                                            $(11,042.724.14)

                                                                                             --------------------------

TOTAL LIABILITIES/SHAREHOLDERS' EQUITY                                                                $(10,047,715.45)
                                                                                             ==========================


                                                                  D R A F T

                            Rosebud Energy Corp.
                          STATEMENT OF OPERATIONS
                       For the Period Ended 12/31/01


REVENUES:
Professional Fees                                               $  16,764.07
Interest Income                                                       870.80
TOTAL REVENUES                                                  $  17,634.87

OPERATING EXPENSES:
Accounting and Auditing Fees                                        2,320.00
Legal Fees                                                         12,509.10
Court Reporter Fees                                                   493.50
Fees & Licenses                                                        10.00
Employee Benefits                                                  15,851.42
Payroll & Payroll Tax Exp.                                         (7,870.07)
Outside Services - Admin.                                             395.83
Outside Services - Fin.                                           798,958.72
Outside Director's Fees                                            14,483.70
Community Relations                                                   800.00
Continuing Education                                                  450.00
Miscellaneous                                                         525.00
Taxes                                                                  20.00
Depreciation                                                        2,886.12
                                                            -----------------

TOTAL OPERATING EXPENSES                                        $ 841,833.32
                                                            -----------------

TOTAL OPERATING INCOME                                           (824,198.45)
Gain(Loss) - Other Invest. - CELP                                 270,886.24
                                                            -----------------

Interest Expense                                                      110.19
                                                            =================

NET INCOME                                                     $ (553,422.40)
                                                            =================


Colstrip Energy Limited Partnership                                   D R A F T
Balance Sheets
As of December 31,
------------------------------------------------------------------------------------------------------


                                                                       2001              2000
Assets
    Current assets
      Designated and restricted cash and equivalents                  $5,282,208        $4,237,626
      Liquid investments                                                 308,000           605,303
      Receivable from Montana Power Company                            1,999,847         1,897,919
      Special reserve account investments                                      -           481,052
      Prepaid expenses                                                   115,802            88,530
      Other                                                              150,513           123,218
                                                                   --------------   ---------------

        Total current assets                                           7,856,370         7,433,648

      Property, plant and equipment, net                              66,614,127        68,269,282
      Bond reserve fund investments                                    6,156,403         6,106,391
      Deferred charges                                                 1,802,848         2,110,642
      Limestone inventory                                                508,314           541,296
                                                                   --------------   ---------------

        Total assets                                                $ 82,938,062      $ 84,461,259
                                                                   --------------   ---------------

Liabilities and Partners' Capital
    Current liabilities
      Current portion of term notes payable                           $1,560,000        $1,200,000
      Current portion of bonds payable                                 1,800,000         1,700,000
      Accounts payable and accrued expenses                            1,117,171         1,054,285
      Accrued interest                                                   163,280           227,468
                                                                   --------------   ---------------

        Total current liabilities                                      4,640,451         4,181,753

    Bonds payable                                                     57,300,000        59,100,000
    Term notes payable                                                         -         1,560,000
                                                                   --------------   ---------------

        Total liabilities                                             61,940,451        64,841,753

    Commitments (Note 11) and contingencies (Note 13)

    Partners' capital                                                 20,907,065        19,619,506
    Accumulated other comprehensive income                                90,546                 -
                                                                   --------------   ---------------

        Total liabilities and partners' capital                     $ 82,938,062      $ 84,461,259
                                                                   --------------   ---------------


 The accompanying notes are an integral part of the financial statements.



Colstrip Energy Limited Partnership                                 D R A F T
Statements of Operations
For the years ended December 31,
---------------------------------------------------------------------------------------------------------------


                                                                                      2001              2000
Revenues
    Energy                                                                         $ 18,277,364      $ 17,294,258
    Capacity                                                                          3,666,215         3,477,905
    Interest income                                                                     398,855           581,996
    Other                                                                                 1,255             1,371
                                                                                 ---------------   ---------------

                                                                                     22,343,689        21,355,530
                                                                                 ---------------   ---------------
Raw materials
    Coal                                                                              2,384,808         2,250,862
    Coal transport                                                                      698,937           721,875
    Coal royalty                                                                        382,854           393,983
    Limestone processing charge                                                         135,172           112,005
    Limestone transport                                                                 483,754           481,795
    Limestone usage                                                                      31,731            27,485
    Fuel oil                                                                             59,563            72,672

Operating expenses
    Operations and maintenance (O & M) contract labor                                 2,422,136         2,298,381
    O & M nonlabor                                                                    1,049,979           946,902
    Professional fees                                                                 1,315,928         1,326,149
    Property, license and other taxes                                                   263,379           267,602
    Insurance                                                                           154,035           130,243
    Management fee to operator                                                          334,846           223,609
    Other                                                                               287,800           308,737
                                                                                 ---------------   ---------------

      Total raw materials and operating expenses                                     10,004,922         9,562,300
                                                                                 ---------------   ---------------

Operating revenues available for debt service
    and other expenses                                                               12,338,767        11,793,230
                                                                                 ---------------   ---------------

Debt service expenses
    Interest                                                                          2,132,848         2,690,773
    Loan fees                                                                           996,295           932,383

Expenses subordinate to debt service
    Bonus to operator                                                                    76,427           115,505

Depreciation and amortization                                                         2,361,041         2,358,774
                                                                                 ---------------   ---------------

      Total debt service and other expenses                                           5,566,611         6,097,435
                                                                                 ---------------   ---------------

      Net income                                                                     $6,772,156        $5,695,795
                                                                                 ---------------   ---------------

 The accompanying notes are an integral part of the financial statements.




Colstrip Energy Limited Partnership                                 D R A F T
Statements of Comprehensive Income
For the years ended December 31,
-----------------------------------------------------------------------------------------------------------------


                                                                                      2001              2000

Net income                                                                           $6,772,156        $5,695,795

Unrealized holding gain arising during period                                            90,546                 -
                                                                                 ---------------   ---------------

Comprehensive income                                                                 $6,862,702        $5,695,795
                                                                                 ---------------   ---------------

  The accompanying notes are an integral part of the financial statements.


Colstrip Energy Limited Partnership                                   D R A F T
Statements of Partners' Capital
For the years ended December 31, 2001 and 2000
--------------------------------------------------------------------------------------------------------------------


                                                               General Partner   Limited Partners       Total

Balance at December 31, 1999                                    $ (7,639,158)       $ 26,523,561      $ 18,884,403

Net income                                                            227,832          5,467,963         5,695,795
Capital withdrawn                                                 (1,853,816)        (3,106,876)       (4,960,692)
                                                             -----------------   ----------------  ----------------

Balance at December 31, 2000                                      (9,265,142)         28,884,648        19,619,506

Net income                                                            270,886          6,501,270         6,772,156
Capital withdrawn                                                 (1,988,209)        (3,496,388)       (5,484,597)
                                                             -----------------   ----------------  ----------------

Balance at December 31, 2001                                   $ (10,982,465)       $ 31,889,530      $ 20,907,065
                                                             -----------------   ----------------  ----------------

  The accompanying notes are an integral part of the financial statements.



Colstrip Energy Limited Partnership                                D R A F T
Statements of Cash Flows
For the years ended December 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                      2001              2000

Cash flows from operating activities
    Net income                                                                       $6,772,156        $5,695,795
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation and amortization                                                 2,361,041         2,358,774
        Amortization of investment discount                                            (274,337)         (467,745)
        Effect of changes in assets and liabilities
           Receivable from Montana Power Company                                       (101,928)          (72,076)
           Prepaid expenses and other assets                                            (53,316)            35,389
           Inventory                                                                     31,731             27,485
           Accounts payable and accrued expenses                                         62,886           (293,283)
           Accrued interest                                                             (64,188)            57,488
                                                                                 ---------------   ---------------

             Net cash provided by operating activities                                8,734,045          7,341,827
                                                                                 ---------------   ---------------

Cash flows from investing activities
    Proceeds from maturities of available-for-sale investment
      securities                                                                     27,450,798         22,408,657
    Purchase of available-for-sale investment securities                            (26,357,572)       (21,050,502)
    Expenditures for property, plant and equipment                                     (398,092)          (130,850)
                                                                                 ---------------   ---------------

             Net cash provided by investing activities                                  695,134          1,227,305
                                                                                 ---------------   ---------------

Cash flows from financing activities
    Partner capital withdrawn                                                        (5,484,597)        (4,960,692)
    Principal payments on bonds                                                      (1,700,000)                 -
    Principal payments on term notes                                                 (1,200,000)        (2,640,000)
                                                                                 ---------------   ----------------

             Net cash used for financing activities                                  (8,384,597)        (7,600,692)
                                                                                 ---------------   ---------------

Net increase in designated and restricted
    cash and equivalents                                                              1,044,582            968,440

Designated and restricted cash and equivalents, beginning of year                     4,237,626          3,269,186
                                                                                 ---------------   ---------------

Designated and restricted cash and equivalents, end of year                          $5,282,208        $ 4,237,626
                                                                                 ---------------   ---------------

Supplemental Disclosures
Interest paid                                                                        $2,197,036        $ 2,633,285
                                                                                 ---------------   ---------------

  The accompanying notes are an integral part of the financial statements.


Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------

1.  Organization and Operation

    Colstrip Energy Limited Partnership (the Partnership) owns and operates a 35-megawatt electric generation facility (the Project) near Colstrip, Montana. Commercial operations of the Project commenced on May 3, 1990.

    At December 31, 2001, the Partnership consisted of Rosebud Energy Corp. (Rosebud), the general partner, and two limited partners: Harrier Power Corporation and Spruce Limited Partnership. The general partner of Spruce Limited Partnership is Spruce Power Corporation (which PG&E Generating Company purchased from Bechtel Enterprises, Inc. effective September 19, 1997 and is now indirectly wholly-owned by U.S. Generating Company, LLC) and the limited partner is Pitney Bowes Credit Corp. In January 2000, Enron Bighorn Acquisition Corp. purchased the stock of Harrier Power Corporation which had previously been owned by PG&E Generating Company. The original life of the Partnership is 40 years expiring in 2028.

    The Project is a Federal Energy Regulatory Commission (FERC) certified Small Power Production Facility consisting of a circulating fluidized bed combustion boiler, an extraction/condensing steam turbine generator unit and related auxiliary equipment. The unit is fired by waste coal in the form of sub-bituminous coal refuse. Montana Power Company (MPC) has contracted to purchase electricity to be generated by the Project through June 2025.

2.  Summary of significant accounting policies

    Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    Inventory - Inventory consists of limestone to be used in the power generation process and is stated at cost.

    Investments - The Partnership classifies liquid investments, special reserve account investments and bond reserve fund investments as available-for-sale securities which are stated at estimated fair value.

    Property, plant and equipment - Property, plant and equipment is stated at historical cost net of accumulated depreciation. When property, plant and equipment is disposed of, the asset cost and related accumulated depreciation are removed from the Partnership's books and the net gain or loss is included in operations. Depreciation is provided using the straight-line method over estimated useful lives of fifty years for plant and systems, seven years for heavy operating equipment, five to seven years for periodic scheduled overhaul costs, and five years for land improvements, furniture, computer equipment, small tools and vehicles.

    The Partnership reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. No assets are considered impaired as of December 31, 2001 or 2000.

Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------



    Deferred charges - Costs of issuing bonds and notes are amortized using the effective interest rate method over the term of the related financing.

    Income taxes - The Partnership is subject to the partnership provisions of the Internal Revenue Code and, accordingly, incurs no federal or state income taxes. Individual partners report their respective share of the Partnership's taxable income, loss, deductions and credits.

    Financial instruments - Designated and restricted cash equivalents include highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as restricted and designated cash and equivalents, receivables, other assets, accounts payable and accrued expenses are considered to be reasonable approximations of their fair values. Bonds payable and term notes payable carrying values are considered to be a reasonable approximation of their fair values as these financial instruments bear variable interest rates. The fair value estimates presented herein were based on market information available to management as of December 31, 2001 and 2000. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration other expenses that would be incurred in an actual settlement.

    Revenue recognition - MPC has contracted to purchase electricity generated by the Project through June 2025. Revenue is recorded based on power generation at rates established by the Power Purchase Agreement ("PPA").

3.  Comprehensive income

    The only component of accumulative other comprehensive income is unrealized holding gains and losses on available-for-sale securities, changes for which have been displayed in the Statements of Comprehensive Income.

4.  Designated and restricted cash and equivalents

    Partnership revenues are deposited with an agent bank for disbursement in accordance with the terms of the partnership and credit agreements. Designated and restricted funds are as follows:


                                                                         2001              2000

Designated cash and equivalents
    Cash available for operations
      US Bank accounts                                                   $3,922,956        $3,326,857
      First Interstate O&M Non-labor                                         53,603           192,667
      Raymond James account                                                 318,551                 -
                                                                    ----------------  ----------------
                                                                          4,295,110         3,519,524
                                                                    ----------------  ----------------
Restricted cash and equivalents
    Credit Suisse revenue holdings account                                        -             3,624
    Credit Suisse debt service account                                      257,964           302,791
    Credit Suisse maintenance reserve account                               192,911           306,730
    Credit Suisse O&M bonus and sub fee account                              35,313            26,705
    Credit Suisse special reserve account                                   500,910            78,252
                                                                    ----------------  ----------------
                                                                            987,098           718,102
                                                                    ----------------  ----------------

        Total designated and restricted cash and equivalents             $5,282,208        $4,237,626
                                                                    ----------------  ----------------

Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------


5.  Available-for-sale securities

                                                                                     Gross
                                                 Maturity          Amortized       Unrealized          Fair
                                                   Year             Cost             Gain              Value

December 31, 2001
     Liquid investments
           Certificates of Deposit                  2002            $ 308,000           $    -         $ 308,000
     Bond reserve fund investments
           Federal Discount Notes                   2008           $6,065,857        $  90,546        $6,156,403

December 31, 2000
     Liquid investments
           Federal Discount Notes                   2001            $ 605,303           $    -         $ 605,303
     Special reserve account investments
           Federal Discount Notes                   2001            $ 481,052           $    -         $ 481,052
     Bond reserve fund investments
           Federal Discount Notes                   2001           $6,106,391           $    -        $6,106,391


6.  Property, plant and equipment


                                                                          December 31,
                                                                     2001               2000

Land improvements                                                   $  80,674         $  80,674
Land                                                                  496,240           496,240
Plant, equipment and systems                                       86,806,649        86,680,184
Heavy operating equipment                                           1,292,052         1,245,098
Small tools and equipment                                             158,361           158,360
Office furniture and equipment                                        202,554           202,554
Vehicles                                                               77,260            85,095
Construction in progress                                                1,124                 0
                                                              ----------------   ---------------

     Property, plant and equipment, at cost                        89,114,914        88,948,205

     Less accumulated depreciation                                (22,500,787)      (20,678,923)
                                                              ----------------   ---------------

     Property, plant and equipment, net                          $ 66,614,127      $ 68,269,282
                                                              ----------------   ---------------


Depreciation of property, plant and equipment was $2,053,247 for 2001 and $2,012,924 for 2000.

Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------


7.  Deferred charges

    Deferred charges, net of accumulated amortization, were as follows:


                                                       December 31,
                                                 2001              2000

Bond financing                                   $1,095,330        $1,210,026
Loan financing                                      707,518           900,616
                                            ----------------  ----------------

                                                 $1,802,848        $2,110,642
                                            ----------------  ----------------


8.  Bonds payable

    The 1989 Series tax-exempt bonds were issued in October 1989 in the amount of $60,800,000. The bonds bear interest at weekly, monthly, semiannual, annual or term rates set at the option of the Partnership or, upon termination of a letter of credit, at a fixed interest rate until maturity. The weighted average interest rate for the tax-exempt bonds was 3.27% and 3.88% for the year ended December 31, 2001 and 2000, respectively.

    The bonds mature in December 2015 and are subject to mandatory and optional redemption prior to maturity. Optional redemption, in whole or in part, may be made at the election of the Partnership at a redemption price of up to 102% of face value. The bonds are subject to mandatory redemption through a sinking fund requiring annual payments by the Partnership beginning in 2001. The bonds are payable from revenues of the Partnership or from a letter of credit.

    Scheduled annual bond sinking fund requirements are as follows:

                                                             Amount Due
Year Ending
    2002                                                     $1,800,000
    2003                                                      2,000,000
    2004                                                      2,200,000
    2005                                                      2,400,000
    2006                                                      2,600,000
    Thereafter                                               28,000,000


    The remaining $20,100,000 of bonds are payable upon maturity.

    The Partnership has a letter of credit collateralizing bond and bond interest payables (Note 9). The bond agreement covenants require the Partnership, among other requirements, to maintain specific insurance coverages.

Colstrip Energy Limited Partnership                                  D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------

9.  Term notes payable

    The Partnership has a Credit and Reimbursement Agreement ("Credit Agreement") providing for a Letter of Credit ("LOC") of $60,800,000 for bond principal payments and $2,400,000 for bond interest payments, term loans of $12,000,000 and additional credit facilities in the form of revolving credit loans of $1,000,000 and capacity expansion loans of $2,000,000. The LOC is reduced by bond principal payments made during the year. As of December 31, 2001, the LOC provided for $59,100,000 for bond principal payments and $2,313,000 for bond interest payments.

    The LOC covering bond principal payments and bond interest payments expires in June 2006. The additional credit facilities expired in June 1999. Aggregate annual fees on the LOCs are approximately 1.17% through June 2001 and 1.29% thereafter. The Partnership paid LOC fees of $799,166 and $754,048 in 2001 and 2000, respectively.

    Term notes payable bear interest from 1% to 1.25% above the London Interbank Offering Rate ("LIBOR"). The weighted average interest rate in effect at December 31, 2001 was 3.4825% including the spread above LIBOR.

    The Partnership pays an annual commitment fee of 0.5% on the un-utilized commitments for the capacity expansion loans and the revolving credit loans plus certain other annual administrative fees which totaled $197,130 and $178,335 in 2001 and 2000, respectively.

    The final principal payments for the term notes will be made in 2002 totaling $1,560,000.

    Substantially all of the Partnership assets are pledged as collateral for the letter of credit and the term notes payable. The credit agreements provide for no other recourse by the lenders against the Partnership or any partner.

    The Credit Agreement covenants require the Partnership, among other requirements, to maintain specific debt service coverage ratios and insurance coverages. Term notes payables are subject to an acceleration clause upon default of the covenants.

10.   Related party transactions

    Rosebud and an affiliate provide management and administrative services, operation and maintenance services, and coal and limestone transportation services to the Partnership, and are reimbursed for expenses incurred on behalf of the Partnership. The operation and maintenance services agreement (O&M agreement) commenced on December 1, 2000 and runs through November 2005. The O&M agreement replaces the agreement with Constellation Operating Services which was terminated by the Partnership effective December 1, 2000. The O&M agreement is renewable at the discretion of the Partnership for an additional 5-year period. Fees and reimbursable costs recorded by Rosebud and the affiliate during 2001 and 2000 were $3,904,689 and $1,301,540, respectively, of which $117,310 and $102,006 were payable at December 31, 2001 and 2000, respectively. The Partnership had receivables from Rosebud of $83,725 and $82,850 as of December 31, 2001 and 2000, respectively.

Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------


    Pursuant to the Partnership Agreement, the general partner is entitled to receive an Incentive Operating Performance Distribution (IOPD) which is subordinate to certain other minimum cash distributions starting in 2003. The IOPD paid to the general partner was $822,747 and $818,189 in 2001 and 2000, respectively, and is reported as a withdrawal of partnership capital in each respective year. Undistributed IOPD at December 31, 2001 and 2000 was $224,348 and $187,272, respectively. IOPD amounts not distributed bear interest at prime plus 1%.

    Legal fees, including expenses incurred on behalf of the Partnership, in the amount of $456,123 and $412,040 were earned by the law firms of Owen H. Orndorff Law Offices and R. Lee Roberts in 2001 and 2000, respectively. Consulting fees, including expenses incurred on behalf of the Partnership, in the amount of $118,207 and $77,015 were earned by Jeffrey L. Smith in 2001 and 2000, respectively. Certain principals of these firms and Jeffrey L. Smith serve as officers and are shareholders of Rosebud. Amounts payable to these related parties total $108,284 and $38,972 at December 31, 2001 and 2000, respectively.

    During 2000, the Partnership sold 4,510 Mwh of excess power generation to Enron Power Marketing, Inc., (EPMI) for $713,511. EPMI is an indirect wholly owned subsidiary of Enron Corporation which is the parent company of Enron Bighorn Acquisition Corp. which owns the common stock of Harrier Power Corporation, a limited partner.

11.  Commitments

    The Partnership has entered into the following long-term operating commitments:

o A cogeneration and long-term power purchase agreement with Montana Power Company to sell and deliver capacity and energy through June 2025. Charges include a fixed fee portion which escalates annually and a variable portion that is determined by the Montana Public Service Commission;

o Refuse coal supply and backup coal supply agreements with Western Energy Company (WECo) to purchase all of the Partnership's coal requirements until 2025. Charges are modified in January and July of each year and are based on various complex indices;

o A 1988 limestone supply agreement, amended in 1992, with Montana Limestone Company with an initial term ending in 2005, renewable for up to five additional five-year terms. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning January 1, 1993 ($4.26 per ton at December 31, 2001);

o A 1991 limestone supply agreement with Montana Limestone Company with an initial term ending in 2021. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning September 1, 1990. The processing charge may be renegotiated in 2006. There was no limestone processed under this agreement through 2001;

o A coal transport agreement with WECo, whereby WECo leases trucks from the Partnership for coal delivery. The agreement provides for WECo to operate and maintain the trucks and deliver coal through 2023. The charges are based on WECo's costs incurred with an additional markup. Rosebud Operating Services, Inc. performs maintenance on the trucks.

Colstrip Energy Limited Partnership                                D R A F T
Notes to Financial Statements
December 31, 2001 and 2000
-------------------------------------------------------------------------------


12.  Concentrations of risk

    The Partnership sells substantially all its power generation to MPC. The Partnership does not require collateral on credit extended to MPC and does not anticipate credit losses related to the receivable at December 31, 2001.

    The Partnership's cash and investment balances held in financial institutions exceed federally insured amounts. The Partnership deposits cash in high-credit-quality financial institutions and limits the concentration of credit exposure by restricting investments with any single obligor.

13.   Contingencies

    The Partnership's 1989 series tax-exempt bonds are subject to Internal Revenue Code ss.148 regarding arbitrage rebate requirements. The rebate will be calculated based on earnings on non-purpose investments in excess of interest incurred on the tax-exempt bonds for the 5-year period ending October 2004. As of December 31, 2001 management believes that no rebate will be due for such period. Rebate amounts, if any, are due after each 5-year period the tax-exempt bonds are outstanding.

    In the 1997 legislation session, the State of Montana passed legislation deregulating the electrical generation industry in Montana. MPC publicly announced its intention to sell its ownership interest in all power generating assets and its power purchase contracts. In December 1999, MPC sold its ownership interest in its power generating assets to Pennsylvania Power & Light. MPC has not proposed or executed the sale of the Partnership's power purchase agreement. Any proposed sale of the Partnership's power purchase contract with MPC must have Partnership approval (which cannot be unreasonably withheld) and the Partnership cannot predict the impact, if any, that such a sale by MPC would have on the Partnership's financial position, results of operations or cash flows.

    The Partnership filed complaints in 1997 and 1998 against MPC claiming that, among other things, MPC violated the power purchase agreement by wrongfully curtailing power and capacity purchases during the periods July 3, 1997 through July 18, 1997 and May 5, 1998 through June 17, 1998. In April 1999 the Partnership and MPC reached a settlement under which MPC paid the Partnership $507,100. This settlement was recorded as other revenue in the Statement of Operations.